                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement           [   ]  CONFIDENTIAL, FOR USE OF THE
                                                    COMMISSION ONLY (AS PERMITTED BY RULE
                                                    14A-6(E)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              BLAIR CORPORATION
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              BLAIR CORPORATION
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

[   ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
       Item 22(a)(2) of Schedule 14A.

[   ]  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------

       (2) Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:
                                                            ---------------

       (5) Total fee paid:
                           ------------------------------------------------

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:
                                  ----------------------------------------
       (2) Form, Schedule or Registration Statement No.:
                                                        ------------------
       (3) Filing Party:
                        --------------------------------------------------
       (4) Date Filed:
                      ----------------------------------------------------

[ X ]  No fee required

                               BLAIR CORPORATION

                              Warren, Pennsylvania

                            ------------------------

                NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS OF
                               BLAIR CORPORATION

                     to be held on Tuesday, April 15, 1997
                            ------------------------

TO THE STOCKHOLDERS:

     Notice is hereby given that the Annual Meeting of Stockholders of Blair Corporation (the "Company"), a Delaware corporation, will be held in the Knights of Columbus Building, 219 Second Avenue, Warren, Pennsylvania, on Tuesday, April 15, 1997 at 11:00 a.m., for the following purposes:

     1. To elect thirteen Directors to serve for a term of one year and until their successors are elected and qualified.

     2. To ratify the appointment of Ernst & Young LLP as independent public accountants of the Company for the year 1997.

     3. To transact such other business as may lawfully come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on February 21, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting, or any postponements or adjournments thereof.

     To assure that your shares are represented at the meeting, please date, sign and return the enclosed proxy. A postage-paid, self addressed envelope is enclosed for your convenience in returning the proxy. If you decide to attend the meeting, you may revoke the proxy at any time before it is voted.

                                                          DAVID A. BLAIR
                                                                       Secretary
Dated: March 14, 1997
       Warren, Pennsylvania

                               BLAIR CORPORATION

                              Warren, Pennsylvania

                                                                  March 14, 1997

                                PROXY STATEMENT

     This Proxy Statement solicits proxies on behalf of the management of Blair Corporation (the "Company") for use at the Annual Meeting of Stockholders of the Company, to be held on Tuesday, April 15, 1997. The Company's principal executive offices are located at 220 Hickory Street, Warren, Pennsylvania 16366.

     Under Delaware law, any person giving a proxy pursuant to this solicitation may revoke it at any time before it is voted.

     The shares represented by proxies received by the Company's management will be voted at the meeting, or at any adjournment thereof, in accordance with the specifications made therein. If no specification is made on a proxy card, it will be voted FOR the matters specified on the proxy card. All proxies not voted will not be counted toward establishing a quorum. Stockholders should note that while broker non-votes and votes for ABSTAIN will count toward establishing a quorum, passage of any proposal considered at the Annual Meeting will occur only if a sufficient number of votes are cast FOR the proposal. Accordingly, votes to ABSTAIN and votes AGAINST will have the same effect in determining whether the proposal is approved.

     On February 21, 1997, there were 9,234,532 shares of the Company's Common Stock outstanding. Only stockholders of record at the close of business on February 21, 1997 will be entitled to notice of and to vote at the meeting and any adjournments thereof, with each share being entitled to one vote. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of the Company's Common Stock outstanding on February 21, 1997 will constitute a quorum.

     A copy of the 1996 Annual Report of the Company, including financial statements and a description of its operations for 1996, accompanies this Proxy Statement, but is not incorporated in this Proxy Statement by this reference. This Proxy Statement, Notice of Meeting and the enclosed proxy card are first being mailed to stockholders on or about March 14, 1997.

                             ELECTION OF DIRECTORS

     One of the purposes of the meeting is to elect thirteen directors to serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified. The persons named in the proxy intend to vote the proxy for the election as directors of the nominees named below. If, however, any nominee is unwilling or unable to serve as a director, which is not now expected, the persons named in the proxy reserve the right to vote for such other person as may be nominated by management. Directors will be elected by a plurality of the votes cast at the Annual Meeting.

     The table below sets forth the name of each nominee for election as a director and the nominee's age, position with the Company, business experience and principal occupation during the past five years, and family relationships with other directors. All of the nominees, except for Craig N. Johnson, were elected as directors at the Company's 1996 Annual Meeting of Stockholders. The Company's Board of Directors elected Mr. Johnson as a director of the Company on January 15, 1997.

                                                                                 BUSINESS
                                       POSITION WITH       DIRECTOR          EXPERIENCE DURING
     NAME                   AGE           COMPANY            SINCE            PAST FIVE YEARS
     ----                   ---           -------            -----            ---------------
David A. Blair(1)           46      Secretary and Order      1988    Secretary for the past five
                                 Handling Service Director           years; Order Handling Service
                                                                     Director, June 1, 1993--present;
                                                                     Customer Relations Manager, June
                                                                     1, 1982--May 31, 1993.

Robert W. Blair(1)          66            Director           1962    Director, 1962--present;
                                                                     Executive Vice President, January
                                                                     1, 1990--December 31, 1990;
                                                                     Secretary, July 16,
                                                                     1963--December 31, 1990; member
                                                                     of Executive Committee, April 16,
                                                                     1968--December 31, 1990.

Steven M. Blair(2)          53         Vice President        1986    Vice President (Order Handling)
                                      (Order Handling)               for the past five years.

Robert D. Crowley           47   Vice President (Menswear)   1994    Vice President (Menswear) for the
                                                                     past five years.

John O. Hanna               65            Director           1992    President and Chief Executive
                                                                     Officer of Northwest Savings
                                                                     Bank, PaSA, Warren, PA, January,
                                                                     1977--present.

Gerald A. Huber             68            Director           1992    Director and Secretary, Warren
                                                                     Foundation, February 1,
                                                                     1987--present; Senior Vice
                                                                     President and Manager, Warren
                                                                     Area Trust Department, Marine
                                                                     Bank, Erie, PA, July 1,
                                                                     1982--June 30, 1992.

Craig N. Johnson            55            Director           1997    Managing Director and Partner,
                                                                     Glenthorne Capital, Inc.,
                                                                     Philadelphia, PA, February 1,
                                                                     1994--present; Chief Operating
                                                                     Officer and President, Maritrans,
                                                                     Inc., Philadelphia, PA, February,
                                                                     1990--December, 1993.

Murray K. McComas           60   President, Chairman of the   1977   President, Chairman of the Board
                                    Board and member of              and member of Executive Committee
                                    Executive Committee              for the past five years.

Thomas P. McKeever          48   Vice President (Corporate   1994    Vice President (Corporate Affairs
                                     Affairs and Human               and Human Resources), January 1,
                                  Resources) and member of           1997--present; member of
                                    Executive Committee              Executive Committee, October 16,
                                                                     1996--present; Vice President
                                                                     (Employee and Public Relations),
                                                                     July, 1989--December, 1996.

Michael J. Samargya         63         Vice President        1973    Vice President (Data Processing)
                                     (Data Processing)               for the past five years.

                                                                                 BUSINESS
                                       POSITION WITH       DIRECTOR          EXPERIENCE DURING
      NAME                  AGE           COMPANY            SINCE            PAST FIVE YEARS
      ----                  ---           -------            -----            ---------------

Kent R. Sivillo             50       Vice President and      1996    Vice President and Treasurer,
                                         Treasurer                   January 1, 1997--present;
                                                                     Assistant Treasurer and Assistant
                                                                     Vice President, April 17,
                                                                     1990--December 31, 1996.

Blair T. Smoulder           54    Executive Vice President   1986    Executive Vice President and
                                  and member of Executive            member of Executive Committee for
                                         Committee                   the past five years.

John E. Zawacki             48         Vice President        1988    Vice President (Womenswear) for
                                 (Womenswear) and member of          the past five years; member of
                                    Executive Committee              Executive Committee, October 16,
                                                                     1996--present.

---------

(1) Mr. David A. Blair is the nephew of Mr. Robert W. Blair.

(2) Mr. Steven M. Blair is not related to either Mr. Robert W. Blair or Mr. David A. Blair.

     The table below sets forth the name of each executive officer of the Company not listed above, his name, age, position with the Company, present principal occupation and business experience during the past five years.

                                                           EXECUTIVE             BUSINESS
                                       POSITION WITH        OFFICER          EXPERIENCE DURING
        NAME                AGE           COMPANY            SINCE            PAST FIVE YEARS
        ----                ---           -------            -----            ---------------
Timothy J. Baker            50         Vice President        1990    Vice President (Planning) for the
                                         (Planning)                  past five years.

Patrick J. Kennedy          47         Vice President        1996    Vice President (Home Products),
                                      (Home Products)                November 4, 1996--present; Senior
                                                                     Vice President Marketing, Geo. W.
                                                                     Park Seed Co. Inc., Greenwood,
                                                                     SC, March, 1995--August, 1996;
                                                                     Senior Vice President
                                                                     Merchandising, Gander Mountain,
                                                                     Inc., Wilmot, WI, December,
                                                                     1991--February, 1995.

John A. Lasher              45         Vice President        1987    Vice President (Advertising) for
                                       (Advertising)                 the past five years.

Randall A. Scalise          42         Vice President        1993    Vice President (Merchandise
                                   (Merchandise Handling)            Handling), January 20,
                                                                     1993--present; Assistant Vice
                                                                     President (Merchandise Handling),
                                                                     April, 1991--January 19, 1993.

James H. Smith              50         Vice President        1995    Vice President (Building and
                                  (Building and Property)            Property), January 18,
                                                                     1995--present; Assistant Vice
                                                                     President (Building and
                                                                     Property), April 17,
                                                                     1990--January 17, 1995.

                                                           EXECUTIVE             BUSINESS
                                       POSITION WITH        OFFICER          EXPERIENCE DURING
       NAME                 AGE           COMPANY            SINCE            PAST FIVE YEARS
       ----                 ---           -------            -----            ---------------

William A. Tucker           43    Vice President (Mailing)   1989    Vice President (Mailing) for the
                                                                     past five years.

Lawrence R. Vicini          48         Vice President        1992    Vice President (International
                                   (International Trade)             Trade), June 22, 1992--present;
                                                                     Assistant Vice President
                                                                     (International Trade), January,
                                                                     1991--June 21, 1992.

PRINCIPAL HOLDERS OF COMMON STOCK

     (a) Security Ownership of Certain Beneficial Owners. The table below sets forth information as of February 21, 1997 with respect to each person and institution known to the Company's management to be the beneficial owner of more than five percent of the outstanding shares of the Company's Common Stock.

              NAME AND ADDRESS                AMOUNT AND NATURE OF               PERCENT
              OF BENEFICIAL OWNER             BENEFICIAL OWNERSHIP               OF CLASS
              -------------------             --------------------               --------
              John L. Blair
              108 East Street
              Warren, PA 16365                     1,225,001(1)                    13.3%

              PNC Bank Corporation
              5th Ave. & Wood Street
              Pittsburgh, PA 15222                 1,255,280(2)                    13.6%

---------

(1) Such amount includes (i) 153,309 shares of Common Stock held in a trust of which Mr. John L. Blair is a co-trustee with a commercial bank; and (ii) 58,646 shares of Common Stock held in two trusts, each of 29,323 shares, of which Mr. John L. Blair is a co-trustee with a commercial bank, for the benefit of each of Mr. Blair's children. Such amount does not include 110,252 shares of Common Stock, owned of record by Mr. John L. Blair's wife, as to which Mr. John L. Blair disclaims beneficial ownership.

(2) All of these shares are held by PNC Bank, N.A., in a safekeeping agency account with the Depository Trust Company. PNC Bank, N.A. currently serves as the trustee, administrator or registered owner of 92 separate trust, custodial and estate accounts which are the record or beneficial owners of the Company's Common Stock, none of which is individually the record or beneficial owner of five percent or more of the Company's outstanding Common Stock. PNC Bank, N.A. disclaims beneficial ownership of these shares.

     (b) Security Ownership of Management. The following table sets forth, as of February 21, 1997, certain information with respect to the Company's Common Stock owned beneficially by each director and nominee for election as a director, which includes all of the executive officers named below under "Executive Compensation," and by all directors and executive officers of the Company as a group.

                                                          NUMBER OF SHARES
                                                           AND NATURE OF
              NAME OF                                        BENEFICIAL           PERCENT
              BENEFICIAL OWNER                               OWNERSHIP            OF CLASS
              ----------------                               ---------            --------
              David A. Blair                                  46,400(1)(2)          0.5%
              Robert W. Blair                                232,730(2)             2.5%
              Steven M. Blair                                 15,495(2)             0.2%
              Robert D. Crowley                                6,250(2)             0.07%
              John O. Hanna                                    2,100(2)             0.02%
              Gerald A. Huber                                  1,900(2)             0.02%
              Craig N. Johnson                                     0                   0%
              Murray K. McComas                               44,925(2)              0.5%

                                                          NUMBER OF SHARES
                                                           AND NATURE OF
              NAME OF                                       BENEFICIAL           PERCENT
              BENEFICIAL OWNER                              OWNERSHIP            OF CLASS
              ----------------                              ---------            --------
              Thomas P. McKeever                              9,550                0.1%
              Michael J. Samargya                            23,150                0.3%
              Kent R. Sivillo                                 9,650                0.1%
              Blair T. Smoulder                              12,650(2)             0.1%
              John E. Zawacki                                 6,750(2)             0.07%
              All directors and executive officers as       470,700(1)(2)(3)       5.1%
                a group (includes 20 persons)

---------

(1) Such share totals include, with respect to Mr. David A. Blair, 42,400 shares held in a revocable trust established by Mr. David A. Blair and administered by a commercial bank.

(2) The share totals do not include the following shares of stock held by a bank as trustee for the benefit of the indicated nominee, as to which the indicated nominees have no voting or investment power, beneficial interest in which shares is disclaimed by such nominees: Mr. Robert W. Blair (46,667 shares) and Mr. David A. Blair (4,833 shares). The share totals in the table also do not include the following shares of Common Stock held by and for the benefit of members of the immediate families of certain nominees, as to which the indicated nominees have no voting or investment power, beneficial interest in which are disclaimed by such nominees: Mr. David A. Blair (4,445 shares), Mr. Robert W. Blair (7,160 shares), Mr. Steven M. Blair (7,500 shares) Mr. Robert D. Crowley (9,998 shares), Mr. John O. Hanna (300 shares), Mr. Gerald A. Huber (10 shares), Mr. Murray K. McComas (3,980 shares), Mr. Blair T. Smoulder (8,900 shares) and Mr. John E. Zawacki (9,629 shares). In addition, the share totals do not include 1,565 shares of Common Stock which are held by or for the benefit of members of the immediate families of executive officers of the Company not identified individually in this chart, as to which such executive officers have no voting or investment power, beneficial interest in which is disclaimed by such executive officers.

(3) Such share totals include an aggregate of 7,100 shares of Common Stock jointly owned by the directors and executive officers with their spouses.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation awarded to, earned by, or paid to the Company's chief executive officer, Mr. Murray K. McComas, and its four most highly compensated executive officers other than Mr. McComas for all services rendered to the Company during 1996 and for each of the previous two years:

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION
                                                 -----------------------------------------
               NAME AND                                                     OTHER ANNUAL          ALL OTHER
          PRINCIPAL POSITION             YEAR    SALARY(1)    BONUS(2)     COMPENSATION(3)     COMPENSATION(4)
--------------------------------------   ----    ---------    --------     ---------------     ---------------
Murray K. McComas.....................   1996    $ 517,840    $     0         $   9,823            $57,321
President and                            1995      507,316     15,220           166,744             68,781
Chairman of the Board                    1994      466,506     41,986           131,094             61,369

Michael J. Samargya...................   1996      328,560          0             3,450             42,750
Vice President                           1995      321,884      9,657            55,867             48,603
(Data Processing)                        1994      295,982     25,832            47,676             44,363

Giles W. Schutte......................   1996      379,780          0             5,036             68,702
Executive Vice                           1995      372,056     11,162            81,392             73,176
President and Treasurer                  1994      342,128     30,674            65,591             63,812
(Retired 12/31/96)

                                                            ANNUAL COMPENSATION
                                                 -----------------------------------------
               NAME AND                                                     OTHER ANNUAL          ALL OTHER
          PRINCIPAL POSITION             YEAR    SALARY(1)    BONUS(2)     COMPENSATION(3)     COMPENSATION(4)
--------------------------------------   ----    ---------    --------     ---------------     ---------------
Blair T. Smoulder.....................   1996      379,780          0             5,036             54,331
Executive Vice                           1995      372,056     11,162            81,392             48,605
President                                1994      342,128     30,443            65,642             42,545

John E. Zawacki.......................   1996      279,312          0             6,439             28,754
Vice President                           1995      273,632      8,209            51,228             34,627
(Womenswear)                             1994      251,426     22,628            46,348             29,797

---------

(1) There were no directors' fees paid to the named executive officers during the years 1994, 1995 and 1996.

(2) For fiscal years 1994, 1995 and 1996 the Company's executive officers earned bonuses in accordance with the schedule set forth herein in the "Report of the Executive Officer Compensation Committee." The applicable bonus percentage was 9% of 1994 salary income earned, 3% of 1995 salary income earned and 0% of 1996 salary income earned. The 1994 bonuses were paid by the Company in 1995, the 1995 bonuses were paid by the Company in February, 1996 and no bonuses were paid by the Company with respect to 1996.

    In 1994 and 1995, bonuses paid equal a percentage of the executive officer's salary income earned in the preceding fiscal year, which percentage varies depending upon the Company's annual net income during such preceding fiscal year.

(3) This aggregate figure includes the dollar value of the difference between the price paid by the named executive officer for stock and the fair market value of the stock purchased on the date of purchase pursuant to the Company's Employee Stock Purchase Plan, and the sum of amounts reimbursed for payment of taxes on restricted stock awards and interest imputed on the deferred payment for restricted stock not yet fully paid for with respect to the named executive officer.

    Aggregate restricted stock award holdings as of the Company's last fiscal year end for each of the named executive officers were:

                                                            NUMBER OF SHARES     DOLLAR VALUE
                                                            ----------------     ------------
            Murray K. McComas............................        13,350            $176,258
            Michael J. Samargya..........................         4,750              62,785
            Giles W. Schutte.............................         7,050              93,041
            Blair T. Smoulder............................         7,050              93,041
            John E. Zawacki..............................         4,750              62,785

    Restricted stock awards are made under the Company's Employee Stock Purchase Plan. The purchase price for shares purchased under the Plan is paid over time out of cash dividends, when and if declared and paid by the Company. No cash is received by the Company at the time the shares are purchased, although the participant receives the rights to receive dividends and vote the shares at that time. Awarded shares are subject to repurchase by the Company, for the dividends which have been paid toward the purchase price, if the participant's employment with the Company terminates for reasons other than death, retirement or disability. There is no vesting schedule, and vesting occurs when stock received under said Plan is fully paid, which will vary with the Company's dividend policy from year to year. Dividends will be paid on all shares of restricted stock received pursuant to this Plan as and when dividends are declared by the Company with respect to all of its outstanding Common Stock.

(4) Includes the Company's contributions made for the benefit and on behalf of the named executive officer under the following:

     A. Life Insurance--The dollar value of premiums for term life insurance (having a face value in excess of $50,000) paid by the Company for the benefit of each of the named executive officers is:

                                                                   1994       1995       1996
                                                                  -------    -------    -------
            Murray K. McComas..................................   $ 3,757    $ 3,757    $ 3,757
            Michael J. Samargya................................     3,465      3,822      3,923
            Giles W. Schutte...................................     4,119      4,523      8,324
            Blair T. Smoulder..................................     1,690      1,855      1,902
            John E. Zawacki....................................       703        780        799

     B. The Dollar Value of All Unused Personal and Vacation Days Paid by the Company to Each of the Named Executive Officers is:

                                                                 1994        1995        1996
                                                               --------    --------    --------
            Murray K. McComas...............................          0           0           0
            Michael J. Samargya.............................   $  5,446    $  6,023    $  6,204
            Giles W. Schutte................................     18,884      21,304      21,800
            Blair T. Smoulder...............................          0           0      14,629
            John E. Zawacki.................................          0           0           0

     C. The Company's Savings Plan--Under the Savings Plan, which is available to all full-time employees of the Company with one year of service, the Company matches employees' contributions to the Plan of 1% to 5% of their salary. The Company's contributions, and the earnings thereon, are subject to divestiture in accordance with a vesting schedule under which 20% vests after three years of service to the Company, with an additional 20% vesting after each year thereafter until full vesting is achieved after seven years of service. Amounts allocated to the named executive officers are:

                                                                  1994       1995        1996
                                                                 -------    -------    --------
            Murray K. McComas.................................   $ 7,440    $ 9,384    $ 11,160
            Michael J. Samargya...............................     7,190      9,366      10,949
            Giles W. Schutte..................................     8,156      9,455      11,080
            Blair T. Smoulder.................................     8,076      9,369      10,700
            John E. Zawacki...................................     8,022      9,381      11,212

     D. The Company's Profit Sharing and Retirement Plan--Under the Profit Sharing and Retirement Plan, which covers all employees of the Company, the Company contributes 10% of its "adjusted net income," as defined in the Plan, to the Plan's trust fund. Amounts contributed by the Company to the trust fund are allocated among participating employees based on salary and years of service to the Company, but allocations to the executive officers listed in this table are limited to $30,000 (adjusted to take into account cost-of-living adjustments provided for under
        Section 415(d) of the Internal Revenue Code since 1986). The amounts allocated are invested in accordance with the instructions of the individual Plan participants in investments approved by the Plan trustees. Amounts allocated to the named executive officers are:

                                                                 1994        1995        1996
                                                               --------    --------    --------
            Murray K. McComas...............................   $ 15,115    $  9,401    $  5,419
            Michael J. Samargya.............................     15,195       9,389       5,412
            Giles W. Schutte................................     13,636       9,395       5,415
            Blair T. Smoulder...............................     13,795       9,370       5,401
            John E. Zawacki.................................     13,914       9,340       5,383

     E. Benefit Restoration Plans--The following amounts were paid as reimbursement under the Company's benefit restoration plans to compensate the named executive officers for benefits not otherwise paid under the Savings Plan and the Profit Sharing and Retirement Plan due to limitations imposed by tax law:

                                                                 1994        1995        1996
                                                               --------    --------    --------
            Murray K. McComas...............................   $ 35,057    $ 46,239    $ 36,986
            Michael J. Samargya.............................     13,069      20,003      16,263
            Giles W. Schutte................................     19,017      28,499      22,082
            Blair T. Smoulder...............................     18,984      28,011      21,698
            John E. Zawacki.................................      7,158      15,126      11,360

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has a standing Audit Committee of the Board of Directors, consisting of David A. Blair, John O. Hanna, and Gerald A. Huber, and a standing Nominating Committee consisting of Robert W. Blair, John O. Hanna, and Murray K. McComas. The Executive Officer Compensation Committee, currently consisting of Robert W. Blair, Gerald A. Huber, and John O. Hanna, recommends policies for and levels of executive officer compensation other than awards under the Company's Employee Stock Purchase Plan. The Executive Payroll Compensation Committee, currently consisting of Murray K. McComas, Blair T. Smoulder, Thomas P. McKeever and John E. Zawacki recommends policies and levels of compensation for non-executive officers. In addition, the Employee Stock Purchase Plan Committee, currently consisting of Robert W. Blair, John O. Hanna, and Gerald A. Huber, administers the Company's Employee Stock Purchase Plan.

     During 1996, the Board of Directors held ten meetings. The Employee Stock Purchase Plan Committee met once. The Executive Officer Compensation Committee held two meetings, and the Audit Committee held two meetings. The Executive Payroll Committee met eight times in 1996. Each nominee for election to the Board of Directors attended more than 75 percent of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board on which he served (during the periods that he served).

COMPENSATION OF DIRECTORS

     In 1996, non-management members of the Board of Directors each received an annual retainer of $4,000. In 1996, non-management members also received compensation in the amount of $500 for each meeting of the Board of Directors attended and $400 for each meeting attended of each of the Committees of the Board of Directors. Management members of the Board of Directors are not compensated for attending meetings of the Board of Directors or its Committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Executive Officer Compensation Committee consists of Robert W. Blair, John O. Hanna and Gerald A. Huber. The Employee Stock Purchase Plan Committee consists of Robert W. Blair, John O. Hanna, and Gerald A. Huber. Both Mr. Hanna and Mr. Huber are nonemployee directors of the Company. Mr. Robert W. Blair was a Vice President and Executive Vice President of the Company in 1989 and 1990, respectively, but he has not served as a Company employee since that time. Although not an appointed member of the Executive Officer Compensation Committee, Murray K. McComas, the Company's President, participated in the evaluation and discussion of appropriate salary levels for all executive officers other than himself at the request of the Executive Officer Compensation Committee.

                       COMPENSATION COMMITTEE REPORTS ON
                         EXECUTIVE OFFICER COMPENSATION

     For fiscal year 1996, decisions on compensation for executive officers of the Company were made by the Executive Officer Compensation Committee and the Employee Stock Purchase Plan Committee. In accordance with the rules of the Securities and Exchange Commission (the "SEC") designed to enhance disclosure of policies with respect to executive compensation, set forth below are reports submitted by these committees addressing the Company's compensation policies with respect to executive officers for fiscal year 1996.

Report of the Executive Officer Compensation Committee

     The Executive Officer Compensation (the "EOC") Committee of the Board of Directors is responsible for salary levels and bonuses for all officers of the Company deemed by the Board of Directors to be within the SEC's definition of "executive officer," i.e., a company's president, any vice president in charge of a principal business unit, division or function or any other officer or person who performs similar policy-making functions for the company. The minutes of meetings of the EOC Committee at which compensation decisions are reached are acknowledged and approved by the full Board of Directors of the Company.

     On January 11, 1996, the EOC Committee approved a 2% merit salary increase for all officers, including Murray K. McComas, the Chairman and President of the Company, and its two Executive Vice Presidents, Messrs. Schutte and Smoulder, effective January 22, 1996. Mr. McComas participated in the evaluation and discussion of appropriate salary levels for all executive officers other than himself and the two Executive Vice-Presidents. Mr. McComas did not participate in the discussion when the EOC Committee evaluated him and determined his salary level and the salary levels of the Company's two Executive Vice Presidents (Messrs. Schutte and Smoulder).

     The EOC Committee's decisions on salary levels for executive officers ultimately were subjective, based on consideration of a number of factors. No one factor was determinative of the salary level of any of the executive officers. Moreover, the EOC Committee did not weigh any one factor against any other in a way that makes it possible to assign a numerical value to the weight of any factor in the determination of the salaries of the executive officers.

     The EOC Committee considered the Company's historical executive officer compensation practices and actual records of compensation levels in recent years. In addition, financial information for the first three quarters of 1995 was discussed in relation to corporate earnings, as well as initial earnings trends in the fourth quarter of 1995. Considering the increase in the Consumer Price Index of 2.6% for the twelve-month period ending November 1995, the corporate earnings and the prospect of a possible change in executive compensation following the anticipated completion of the Towers Perrin project, the Committee determined that a 2% increase in salary was appropriate for all executive officers.

     The EOC Committee's decisions with respect to bonuses for executive officers were made on December 16, 1993, when the EOC Committee established a new bonus schedule for executive officers. The bonus schedule was made effective retroactively for fiscal year 1992, and has been effective for fiscal years 1993 and 1994. On December 19, 1994, the EOC Committee reviewed and approved the bonus schedule for fiscal year 1995. Under the bonus schedule, executive officers may receive bonuses equal to a percentage of their salary income for the year. The percentage is dependent upon the range of the Company's after-tax income for the year. If the Company's after-tax net income falls within a higher range, the executive officers receive a larger bonus. The schedule is set forth below.

                                                                             BONUS
                            RANGE OF COMPANY NET INCOME                    PERCENTAGE
            -----------------------------------------------------------   ------------
            Less than $25 million......................................        0%
            $25 million, but less than $30 million.....................        3%
            $30 million, but less than $35 million.....................        6%
            $35 million, but less than $40 million.....................        9%
            $40 million, but less than $45 million.....................       12%
            $45 million and above......................................       15%

     In fiscal year 1995, the Company had net income of $25,267,910, and, as a result, the Company's executive officers earned bonuses in 1995 equal to 3% of their 1995 salary income.

     The EOC Committee decided to maintain the award levels for the officer bonuses in fiscal year 1996 as they were in fiscal year 1995. Because the Company had net income of $14,726,221 in fiscal year 1996, the Company's executive officers did not earn or receive bonuses with respect to 1996.

     The bonus schedule replaces, for officers, the schedule applicable to the Company's bonus plan for all other employees. The EOC Committee adopted the bonus schedule after deciding that officers' total compensation should be more closely linked to corporate performance, as discussed above, so as more closely to align their interests with the interests of the Company's stockholders. While the above bonus schedule for officers' bonuses is triggered when the Company's net income is at least $25 million, the bonus schedule for all other employees' bonuses is triggered when the Company's net income is at least $15 million.

     At its December 16, 1993 meeting, the EOC Committee considered data supporting its decision to more closely link executive officer compensation to corporate performance. The EOC Committee considered the results of a study conducted by a nationally-recognized independent consultant in executive compensation. The study encompassed executive compensation practices in 93 businesses in the retail sector in the United States, both public and private, including a number of mail order companies. The study covered more than 50 executive job descriptions or positions in the businesses surveyed.

     The study showed that the total compensation for the executives in the 93 companies consisted of approximately 79% base salary and 21% bonuses. In contrast, the Company's executive officers, in the same time period, received 97% of their compensation in base salary and 3% in bonuses. As a result of the adjustments made by the EOC Committee to the compensation of Mr. McComas and the other four named executive officers, their respective compensations earned in 1993 consisted of 94% base salary and 6% bonus, 92% base salary and 8% bonus in 1994, 97% base salary and 3% bonus in 1995 and 100% base salary and 0% bonus in 1996.

     The EOC Committee determined that the independent study supported its decision regarding total compensation levels to minimize salary increases for the Company's executive officers and to place increased reliance on greater potential bonus compensation for executive officers. The EOC Committee also determined that a single bonus schedule for all executive officers was appropriate in light of such factors as teamwork, the absence at the Company of independent business units and the general contribution of all executive officers to the Company's performance.

     The Company has retained Towers Perrin to conduct a full salary and compensation study for all executive positions, the base compensation phase of which is expected to be completed by June of 1997. As a further part of this study, Towers Perrin will provide to the Company by 1998 options and recommendations for incentive pay opportunities for the Company's executive officers that are more consistent with industry practice in relation to base salary ranges.

                                       MEMBERS OF THE EXECUTIVE OFFICER
                                       COMPENSATION COMMITTEE

                                       Gerald A. Huber (Chairman)
                                       Robert W. Blair
                                       John O. Hanna

Report of the Employee Stock Purchase Plan Committee

     Awards under the Company's Employee Stock Purchase Plan (the "Plan") are the responsibility of the Employee Stock Purchase Plan ("ESPP") Committee. The ESPP Committee is made up of directors who have not, within one year, been granted rights to purchase shares pursuant to the Plan. Decisions of the ESPP Committee are final and binding on the Company.

     Awards under the Plan are designed primarily to recognize the contributions of individual key employees to the Company's performance and to align the interests of management and stockholders.

For many years, the Company has endorsed the view that management and key employees of the Company should be stockholders of the Company so that they will be motivated to increase stockholder value. This policy is implemented through the award, to selected employees of the Company, of rights to purchase shares of the Company's Common Stock under the Plan. Awards ordinarily are made once each year.

     The ESPP Committee selects employees to receive awards under the Plan (based, in part, on recommendations of the Company's executive officers and department heads as to employees who are not executive officers), determines the number of shares subject to the award, and chooses the price at which shares will be made available for purchase under the Plan. Because the price paid to purchase the stock under the grant is below fair market value and is paid out of dividends earned on the purchased shares, the price at which the shares are sold directly affects the degree to which grants under the Plan serve as incentive compensation for future performance rather than as bonuses for past performance. Moreover, since dividends reflect corporate earnings, as earnings increase, dividends likely increase and the purchaser is more likely to be vested sooner with full ownership rights to such shares.

     Many factors, both objective and subjective, were considered by the ESPP Committee before making grants in 1996, including, but not limited to, the Company's financial performance, the historic responsibilities and performance of individual employees, prior grants to the employee, and the employee's current vested and unvested ownership of the Company's common stock. There is no direct correlation between regular salary and awards under the Plan. No award was specifically tied to any one measure of performance or factor, and the ESPP Committee did not assign relative weights to the factors it considered in a way that would make it possible to assign a numerical value to the weight of any factor. Full ownership of the shares ordinarily does not vest, however, until they are fully paid for out of corporate dividends. The Company's dividend level can thus affect the full vesting of the shares, and the market price of the shares in large part determines the value of the grant to an individual employee.

     In fiscal year 1996, the ESPP Committee awarded grants under the Plan for the purchase of an aggregate of 34,700 shares of the Company's Common Stock to 100 of the Company's employees, none of whom were directors or officers of the Company. Awards for all employees ranged from 250 shares to 1000 shares, with no shares sold to the Company's executive officers. The purchase price for all shares sold under the Plan in 1996 was $7.50 per share, at a time when the Company's Common Stock was trading at $23.625 per share. Over the past several years, the purchase price for stock awarded pursuant to the Plan has been approximately one-third of market value at the time of grant.

                                       MEMBERS OF THE EMPLOYEE STOCK
                                       PURCHASE PLAN COMMITTEE

                                       Robert W. Blair (Chairman)
                                       John O. Hanna
                                       Gerald A. Huber

                               PERFORMANCE GRAPH

     The following graph compares the yearly change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the AMEX Market Value Index and the S&P Retail Composite Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

         Among Blair Corporation Common Stock, AMEX Market Value Index
                        and S&P Retail Composite Index**

                                                                      S&P Retail
                                                                        Stores
      Measurement Period              Blair           AMEX Market     Composite
    (Fiscal Year Covered)          Corporation        Value Index       Index
1/1/92                                 100               100             100
1992                                   127               101             118
1993                                   103               121             113
1994                                   103               110             103
1995                                    87               139             115
1996                                    55               148             136

Assumes $100 invested on January 1, 1992 in Blair Corporation Stock, AMEX Market Value Index and S&P Retail Composite Index.

 * Total return assumes reinvestment of dividends.

** Fiscal year ending December 31.

     The closing price of the Company's Common Stock on the American Stock Exchange on March 5, 1997, was $18.00.

            APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Another purpose of the meeting is to ratify the reappointment by the Board of Directors of the firm of Ernst & Young LLP as independent certified public accountants to examine the financial statements and to perform the annual audit for the Company for the year December 31, 1997, such appointment to continue at the pleasure of the Board of Directors.

     A resolution calling for the ratification of the appointment of Ernst & Young LLP will be presented at the Annual Meeting. Representatives of Ernst & Young LLP will be present at the Annual Meeting to make a statement if they desire to do so and to respond to appropriate questions.

     The Board of Directors recommends ratification of the appointment of Ernst & Young LLP.

                                 OTHER MATTERS

     Management does not know of any matters to be brought before the meeting other than the matters that are set forth in the Notice of the Annual Meeting of Stockholders that accompanies this Proxy Statement and are described herein. In the event that any such matters do come properly before the meeting, it is intended that the persons named in the form of proxy solicited by management will vote all proxies in accordance with their best judgment.

RECEIPT OF STOCKHOLDER PROPOSALS

     Any stockholder proposals which are to be presented for action at the 1998 Annual Meeting of Stockholders must be received by David A. Blair, Secretary, Blair Corporation, 220 Hickory Street, Warren, Pennsylvania 16366, no later than November 14, 1997.

EXPENSE OF SOLICITATION OF PROXIES

     The cost of soliciting proxies by means of this Proxy Statement will be borne by the Company. The Company may make arrangements with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy solicitation material to the beneficial owners of the Company's Common Stock and may reimburse them for their expenses in doing so.

                                                        DAVID A. BLAIR
                                                                       Secretary

                                  Please mark
                                 your votes as
                                  indicated in
                                  this example


                                    [  X  ]


The Board recommends a vote FOR the election of the nominees listed in Item I.







                                                         Vote for all nominees listed               WITHHOLD AUTHORITY
                                                               (except as shown                      to vote for all
                                                           below to the contrary)                    nominees listed
I. ELECTION OF DIRECTORS:
   Nominees:                                                      [     ]                                [     ]
   David A. Blair       Murray K. McComas
   Robert W. Blair      Thomas P. McKeever
   Steven M. Blair      Michael J. Samargya
   Robert D. Crowley    Kent R. Sivillo
   John O. Hanna        Blair T. Smoulder
   Gerald A. Huber      John E. Zawacki
   Craig N. Johnson


(Instructions: To withhold authority to vote for any INDIVIDUAL NOMINEES write the nominee's name on the line provided below:)

----------------------------------------------------

The Board recommends a vote FOR the ratification of Ernst & Young LLP as auditors in Item II.


                                            FOR          AGAINST          ABSTAIN
II. RATIFICATION OF ERNST & YOUNG LLP      [    ]        [    ]            [    ]
    AS AUDITORS:


The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.


Signature(s)

______________________________________________    Date _______________ , 1997

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, trustee, administrator or guardian, please give full title as such.


                           FOLD AND DETACH HERE


                                     BLAIR(R)
                           WARREN, PENNSYLVANIA 16366
                          QUALITY AND VALUE SINCE 1910


PROXY

                     THIS PROXY IS SOLICITED ON BEHALF OF
                 THE BOARD OF DIRECTORS OF BLAIR CORPORATION

     The undersigned hereby appoints Murray K. McComas, David A. Blair, and Kent R. Sivillo, and each of them with power of substitution in each, as proxies to represent the undersigned at the annual meeting of the stockholders of Blair Corporation, to be held at the Knights of Columbus Building, 219 Second Avenue, Warren, Pennsylvania on Tuesday, April 15, 1997 at 11:00 A.M. and at any adjournments thereof, to vote the same number of shares and as fully as the undersigned would be entitled to vote if then personally present in the manner directed by the undersigned.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES IN ITEM I AND FOR THE RATIFICATION OF AUDITORS IN ITEM II; AND THE PROXIES ARE AUTHORIZED, IN ACCORDANCE WITH THEIR JUDGMENT, TO VOTE
UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.


                             FOLD AND DETACH HERE


                         BLAIR CORPORATION HEADQUARTERS
                               220 Hickory Street
                              Warren, Pennsylvania